July 23, 2008

U.S. Securities and Exchange Commission
100 F Street Northeast
Washington, D.C. 20549

Gentlemen:

This is to confirm that we agree with the comments made on Item 4.02, "Nonreliance on previously issued financial statements or a related audit report or completed interim review," Form 8-K, filed by MagneGas Corporation on July 23, 2008.

Yours very truly,

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida

cc:    Luisa Ingargiola

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